CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Valley Forge Funds of our report dated February 14, 2018, relating to the financial statements and financial highlights, which appears in Vanguard Managed Payout Fund’s Annual Report on Form N-CSR for the year ended December 31, 2017, and of our report dated February 15, 2018, relating to the financial statements and financial highlights, which appears in Vanguard Balanced Index Fund’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 23, 2018